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Securities Exchange Commission
Washington, DC



Re: New Alternatives Fund Inc.
     Change of Accountants

To: Securities Exchange Commission

I have read registrants disclosure pertaining to Item 304(a) and I agree with the statements contained therein.




                                   Kenneth Katz CPA


Date: Rockville Centre, NY
        Feb 28, 2001